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                        ASSISTANT SECRETARY'S CERTIFICATE

     I, Elizabeth A. Watson, Assistant Secretary of The Taiwan Fund, Inc. (the "Fund"), hereby certify that the following resolutions were adopted by the Board of Directors of the Fund (all Directors voting) and separately by a majority of the Directors who are not "interested persons" of the Fund as defined in the Investment Company Act of 1940, as amended, at a meeting dully called and held on April 23, 2007 at which a quorum was present and acting throughout:

     RESOLVED, that a fidelity bond covering the Fund written by National Union having an aggregate coverage of $1,000,000 be, and hereby is, approved by the Board of Directors (including all Directors who are Independent Directors) it having been determined to be reasonable in form and amount, after giving due consideration to all factors deemed relevant by this Board, including, among other things, the value of the aggregate assets of the Fund to which any covered person may have access, the arrangements for custody and safekeeping of such assets and the nature of the securities in the portfolio of the Fund; and further

     RESOLVED, that the Fund's participation in the Bond is in the best interest of the Fund;

IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of October, 2008.


                                        /s/ Elizabeth A. Watson
                                        ----------------------------------------
                                        Elizabeth A. Watson
                                        Assistant Secretary